                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

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Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                              MASTECH CORPORATION
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


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




                              MASTECH CORPORATION
                                1004 MCKEE ROAD
                          OAKDALE, PENNSYLVANIA 15071

                               ----------------

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                          TO BE HELD ON JUNE 1, 1998
                               ----------------

  The Annual Meeting of Shareholders of Mastech Corporation (the "Company") will be held at the Company's Corporate Offices at 1004 McKee Road, Oakdale, Pennsylvania on Monday, June 1, 1998, at 11:00 a.m., to consider and act upon the following matters:

  1. The election of two (2) persons to the Board of Directors;

  2. To consider and approve an amendment to the Company's 1996 Incentive Stock Plan to increase the number of shares available for issuance thereunder; and

  3. Such other matters as may properly come before the meeting.

  The Board of Directors has established the close of business on March 27, 1998, as the record date for the determination of the shareholders entitled to notice of and to vote at the Annual Meeting.

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE TO ASSURE REPRESENTATION OF YOUR SHARES AT THE MEETING. NO POSTAGE IS NECESSARY IF MAILED IN THE UNITED STATES.

                                          By Order of the Board of Directors

                                          /s/ Michael J. Zugay
                                          Michael J. Zugay, Secretary

Pittsburgh, PA
April 30, 1998

                              MASTECH CORPORATION
                                1004 MCKEE ROAD
                          OAKDALE, PENNSYLVANIA 15071

                               ----------------

                      PROXY STATEMENT FOR ANNUAL MEETING
                                OF SHAREHOLDERS
                          TO BE HELD ON JUNE 1, 1998

                               ----------------

  This Proxy Statement is being furnished to the holders of the common stock, par value $.01 per share (the "Common Stock"), of Mastech Corporation, a Pennsylvania corporation, in connection with the solicitation by the Board of Directors of the Company (the "Board of Directors" or the "Board") of proxies to be voted at the annual meeting of shareholders (the "Annual Meeting") scheduled to be held on Monday, June 1, 1998 at 11:00 a.m., at the Company's corporate offices at 1004 McKee Road, Oakdale, Pennsylvania, or at any adjournment thereof. This Proxy Statement is being mailed to shareholders on or about April 30, 1998. As used in this Proxy Statement, the terms "Mastech" and "the Company" refer to Mastech Corporation (or its predecessor) and its subsidiaries, unless the context otherwise requires.

  Only holders of record of the Common Stock as of the close of business on March 27, 1998 (the "Record Date") are entitled to notice of and to vote at the Annual Meeting and any adjournment thereof. On the Record Date, there were 23,669,476 shares of Common Stock outstanding. On March 17, 1998 the Board of Directors declared a two-for-one stock split to be effected by means of a 100% stock distribution. The record date for the stock split was the close of business on March 27, 1998, with a payment date of April 10, 1998.

  All shares of Common Stock represented by valid proxies received by the Secretary of the Company at or prior to the Annual Meeting will be voted as specified in the proxy. If no specification is made, the shares will be voted FOR the election of each of the Board's nominees to the Board of Directors and each of the matters submitted by the Board of Directors for vote by the shareholders. Unless otherwise indicated by the shareholder, the proxy card also confers discretionary authority on the Board-appointed proxies to vote the shares represented by the proxy on any matter that is properly presented for action at the Annual Meeting. A shareholder giving a proxy has the power to revoke it any time prior to its exercise by delivering to the Secretary of the Company a written revocation or a duly executed proxy bearing a later date (though no revocation shall be effective until notice thereof has been given to the Secretary of the Company), or by attendance at the meeting and voting his or her shares in person.

  The presence in person or by proxy of the holders of a majority of the shares of Common Stock outstanding is required to constitute a quorum for the transaction of business at the Annual Meeting. The holders of Common Stock have one vote for each share held by them as of the Record Date. In the election of directors, the duly nominated candidates receiving the highest number of votes will be elected as directors. Under Pennsylvania law and the Company's Bylaws, abstentions and broker non-votes (shares held of record by a broker which are present at the meeting by proxy, but which the broker does not have authority to vote with respect to the matter in question) will have no effect on the vote on any matter to come before the meeting.

                                  PROPOSAL 1

                             ELECTION OF DIRECTORS

  The Company's Articles of Incorporation provide that the number of directors constituting the entire Board shall be five (5).

  The Company's Board of Directors is divided into three (3) classes, each as nearly equal in number as possible, with one class being elected each year for a term of three (3) years as follows: two (2) Class A directors whose terms expire in 2000; two (2) Class B directors whose terms expire in 1998; and one
(1) Class C director whose term expires in 1999. Therefore, two (2) directors are being elected to Class B at the Annual Meeting for three-year terms expiring in the year 2001.

  The persons named as proxies on the enclosed proxy card were selected by the Board of Directors and have advised the Board of Directors that, unless authority is withheld, they intend to vote the shares represented by them at the Annual Meeting for the election to Class B of Ashok Trivedi and Ed Yourdon, nominees of the Board of Directors, each of whom presently serves as a director of the Company.

  The Board of Directors knows of no reason why any nominee for director would be unable to serve as director. If at the time of the Annual Meeting any of the named nominees is unable or unwilling to serve as a director of the Company, the persons named as proxies intend to vote for such substitute as may be nominated by the Board of Directors.

  The section captioned "Board of Directors and Certain Board Committees" sets forth certain information concerning the Company's nominees for election to the Board of Directors at the Annual Meeting.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR EACH OF THE NOMINEES NAMED BELOW FOR ELECTION AS DIRECTOR.

                BOARD OF DIRECTORS AND CERTAIN BOARD COMMITTEES

Directors in Class A Whose Terms Expire in 2000

  Michel Berty, age 58, was appointed as a director of the Company effective immediately after the Company's initial public offering in December 1996, and was elected by the shareholders in 1997 to serve a three year term expiring in 2000. He currently serves as the consultant to the President of Director for Cap Gemini Sogeti Group (CGS) and as a U.S. representative for P.A.C., a foreign consulting company. Mr. Berty served in various executive and management positions with CGS from 1972 through April 1997, most recently, from 1992 through April 1997, as Chief Executive Officer and President of the American subsidiary of CGS. Mr. Berty also serves as a member of the board of directors of Computron Software, Inc., INTERSOLV, Sapiens International, Level 8 Systems and ZMAX.

  J. Gordon Garrett, age 58, was appointed as a director of the Company effective immediately after the Company's initial public offering in December 1996, and was elected by the shareholders in 1997 to serve a three year term expiring in 2000. He is currently Senior Vice President of Ricoh Corp., Caldwell, New Jersey and Chief Executive Officer of Ricoh Canada, formerly Gestetner North America, a position he has held since 1995. From 1991 to 1995, Mr. Garrett was Chairman of the Board, Chief Executive Officer and President of Information Systems Management (ISM) Corporation. He also held the position of President of Gestetner USA from 1989 to 1991 and NULOGIX Technical Services, Inc. (a majority owned subsidiary of IBM).

Nominees for Director in Class B for Terms to Expire in 2001

  Ashok Trivedi, age 49, has served as Co-Chairman and President of the Company since October 1996, and as a director since 1988. From 1988 through September 1996, Mr. Trivedi served as President of the Company and held other offices, including Secretary and Treasurer. From 1976 to 1988, he held various marketing and management positions with Unisys Corporation.

  Ed Yourdon, age 54, was appointed as a director of the Company effective immediately after the Company's initial public offering in December 1996. Mr. Yourdon has served as a consultant to the information technology industry for the past five years, most currently focusing on the Internet, Year 2000, business re-engineering, object technology and the design of Internet/intranet software applications.

Director in Class C Whose Term Expires in 1999

  Sunil Wadhwani, age 45, has served as Co-Chairman and Chief Executive Officer of the Company since October 1996, and as a director since 1986. From 1986 through September 1996, he served as Chairman of the

Company and held several other offices, including Vice President, Secretary and Treasurer. From 1981 to 1986, Mr. Wadhwani served as President of Uro-Valve, Inc., a start-up manufacturer of specialized medical devices that he founded in 1981. Prior to 1981, Mr. Wadhwani worked as a management consultant assisting companies in strategic planning, operations, marketing and sales.

  The Board of Directors has established an Audit Committee, Compensation Committee and an Executive Committee. During 1997, the Board of Directors met four (4) times with all directors attending each meeting. The Company does not have a standing nominating committee.

AUDIT COMMITTEE

  The Board has an Audit Committee comprised of Messrs. Garrett, Berty and Wadhwani, a majority of whom are independent directors. The Audit Committee's duties include recommending to the Board of Directors the firm of independent accountants to audit the Company's financial statements, reviewing the scope and results of the independent auditors' activities and the fees proposed and charged therefor, reviewing the adequacy of internal controls, reviewing the scope and results of internal audit activities, and reporting the results of the committee's activities to the full Board. During 1997, the Audit Committee met twice with all committee members attending each meeting.

COMPENSATION COMMITTEE

  The Board has a Compensation Committee, consisting of Messrs. Garrett, Berty and Trivedi, a majority of whom are independent directors. The Compensation Committee is responsible for reviewing and approving matters involving the compensation of directors and executive officers of the Company, periodically reviewing management development plans, administering the incentive compensation plans and making recommendations to the full Board on these matters. During 1997, the Compensation Committee met twice with all committee members attending each meeting.

EXECUTIVE COMMITTEE

  The Board has an Executive Committee, consisting of Messrs. Wadhwani and Trivedi, which exercises the full power of the Board of Directors between meetings of the Board, provided, however, that the Executive Committee does not have power or authority to: (i) approve any fundamental change that requires shareholder approval; (ii) create or fill vacancies on the Board of Directors; (iii) adopt, amend or repeal the Bylaws; (iv) take any action with respect to the compensation of executive officers; (v) take any other action committed by resolution of the Board of Directors to another committee of the Board of Directors; (vi) authorize the issuance of any shares of the Company's stock; or (vii) authorize any distributions with respect to the Company's outstanding shares. The Executive Committee did not meet during 1997.

                            DIRECTORS' COMPENSATION

  Directors who are not executive officers of the Company are paid an annual retainer of $20,000, and all directors are reimbursed for travel expenses incurred in connection with attending Board and committee meetings. Directors are not entitled to additional fees for serving on committees of the Board of Directors. Pursuant to the terms of the Company's 1996 Stock Incentive Plan, each of Messrs. Berty, Garrett and Yourdon, the nonemployee directors of the Company, were granted options to purchase 15,000 shares of Common Stock in December of 1996. The exercise price for these options is $15 per share, which was the price per share for the Common Stock in the Company's initial public offering. The options vest in annual installments equally over three years commencing December 16, 1997, and expire ten years after grant, subject to earlier termination if the optionee ceases to serve as a director prior to vesting.

          STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

  The following table sets forth certain information regarding beneficial ownership of the Company's Common Stock as of April 10, 1998 of: (i) each person known by the Company to own beneficially more than 5% of the outstanding shares of Common Stock; (ii) each executive officer named in the Summary Compensation Table under the caption "Executive Officers and Executive Compensation" below; and (iii) all directors and executive officers of the Company as a group. As of April 10, 1998, there were 47,338,952 shares of Common Stock outstanding. Except as noted, all persons listed below have sole voting and investment power with respect to their shares of Common Stock, subject to community property laws where applicable.

                                                        AMOUNT AND NATURE OF
                                                        BENEFICIAL OWNERSHIP
                                                     --------------------------
                                                                  PERCENTAGE OF
                NAME AND ADDRESS OF                   SHARES OF   COMMON STOCK
                  BENEFICIAL OWNER                   COMMON STOCK  OUTSTANDING
                -------------------                  ------------ -------------
Sunil Wadhwani (1)(2)...............................  14,880,000      31.4%
Ramesh Thadani, as co-trustee of a Wadhwani family
 trust (2)(3).......................................   2,667,392       5.6
Ashok Trivedi (2)(4)................................  14,880,000      31.4
Arun Nayar, as co-trustee of certain Trivedi family
 trusts (2)(5)......................................   4,487,392       9.5
Mohan Phanse, as co-trustee of certain Trivedi
 family trusts (2)(5)...............................   2,667,392       5.6
Michel Berty........................................      --             *
J. Gordon Garrett (6)...............................      14,000         *
Ed Yourdon (6)......................................      10,000         *
Steven Shangold (7).................................      40,232         *
Lisa Kustra (8).....................................      13,334         *
Ajmal Noorani.......................................      --             *
All directors and executive officers as a group 13
 persons (9)........................................  29,897,566      63.2

--------
  *  Less than 1%

(1) Includes 4,487,392 shares held by three family trusts, for which Mr. Wadhwani is a co-trustee with sole investment power and no voting power over such shares.

(2) The address of Messrs. Wadhwani, Trivedi, Thadani, Nayar and Phanse is c/o Mastech Corporation, 1004 McKee Road, Oakdale, Pennsylvania 15071.

(3) Mr. Thadani is a co-trustee of two of the Wadhwani family trusts referred to in note 1, above, with no investment power and sole voting power over such shares.

(4) Includes 4,487,392 shares held by three family trusts, for which Mr. Trivedi is a co-trustee with sole investment power and no voting power over such shares.

(5) Mr. Nayar is co-trustee of the three Trivedi family trusts and Mr. Phanse is co-trustee of two of the Trivedi family trusts, in each case, referred to in note 4 above, with no investment power and shared voting power over such shares.

(6) Includes 10,000 shares of Common Stock underlying options which are exercisable on or before April 10, 1998 or within 60 days after such date.

(7) These are restricted shares which will vest on June 30, 1998. Prior to that date, Mr. Shangold has the right to vote and receive dividends on, but not the power to dispose of, these shares.

(8) Includes 13,334 shares of Common Stock underlying options which are exercisable on or before April 10, 1998 or within 60 days after such date.

(9) Includes 93,334 shares of Common Stock underlying options which are exercisable on or before April 10, 1998 or within 60 days after such date.

                 EXECUTIVE OFFICERS AND EXECUTIVE COMPENSATION

  In addition to Messrs. Wadhwani and Trivedi, whose positions and background are discussed above, the following persons serve as executive officers of the
Company:

  Murali Balasubamanyam, age 42, has served as a Vice President--Human Resources of the Company since October 1995. From September 1994 to October 1995, he served as the Company's Director--Human Resources. Prior to joining the Company, he served as Deputy General Manager (Human Resources) with HCL Group of Companies from November 1992 to September 1994. Mr. Balasubamanyam earned a Bachelor's degree in Business Administration from Madurai University.

  Lisa Kustra, age 38, has served as Vice President--Enterprise Package Solutions Division of the Company since September 1997. From January 1996 to August 1997, she served as the Director of the Company's Enterprise Package Solutions Division. From August 1992 to December 1995, Ms. Kustra held various managerial positions with the Company including National Sales Manager-- Strategic Alliance Division. Ms. Kustra earned Bachelors' degrees in Business Management and Psychology from the University of Pittsburgh.

  Jeffrey McCandless, age 39, has served as Vice President--Finance of the Company since November 1997. Prior to joining the Company, he was employed by Winner International as Chief Financial Officer from November 1991 through October 1997. Mr. McCandless is a certified public accountant with over 18 years of financial and operational experience. Mr. McCandless earned a Bachelor's degree in Business Administration from Westminster College.

  Ajmal Noorani, age 36, has served as Vice President--International Operations of the Company since May 1996. From June 1994 to May 1996, he was employed by Mellon Bank as an Assistant Vice President--Corporate Finance. From 1990 to May 1994, Mr. Noorani held a number of positions with the Company, including Director--Government Division. Mr. Noorani earned a Master's degree in Industrial Administration from Carnegie-Mellon University and a Bachelor's degree in Engineering from Maharaja Sayajrao University.

  Paul Oliver, Ph.D., age 58, has served as Vice President--Solutions Division of the Company since June 1997. From July 1985 to March 1997 he was employed by Booz Allen & Hamilton as Vice President and Officer-in-Charge of its Systems Engineering and Integration practice. Prior to 1985, he served as Vice President--Systems Integration for American Management Systems, Inc. and President of EDS World Corporation, the international subsidiary of EDS. He earned a Doctoral degree in Computer Science from the University of North Carolina, a Master of Science degree in Mathematics from Ohio State University and a Bachelor's degree in Mathematics from the University of Maryland.

  Sushma Rajagopalan, age 34, has served as Vice President--Global Resourcing and Recruiting of the Company since October 1995. From June 1993 to October 1995, she served as the Company's Director--Federal Division, and between November 1992 and June 1993, she held various managerial positions with the Company. Ms. Rajagopalan earned a Master's degree in Personnel Management from the Tata Institute of Social Sciences.

  Steven Shangold, age 37, has served as Vice President--U.S. Sales and Marketing of the Company since October 1995. From February 1992 through September 1995, he served as the Company's Sales Director-- Commercial Division. Mr. Shangold earned a Bachelor's degree in Management from Syracuse University and a Bachelor's degree in Advertising from the S.I. Newhouse School.

  Michael Zugay, age 46, has served as Vice President--Corporate Development of the Company since November 1997. From March 1995 through October 1997, he served as the Company's Vice President--Finance. From March 1994 to March 1995, he served as an independent consultant to the steel industry. From 1990 through February 1994, he served as President and CEO of Bliss-Salem, Inc., a provider of products to the steel industry. Mr. Zugay is a certified public accountant with over 24 years of financial and operational experience. Mr. Zugay earned a Bachelor's degree in Business Management from Indiana University of Pennsylvania.

  The Company's executive officers are appointed annually by, and serve at the discretion of, the Board of Directors. Each executive officer is a full-time employee of the Company. There are no family relationships between any director or executive officer of the Company.

                           SUMMARY COMPENSATION TABLE

  The following table sets forth certain information with respect to the annual and long-term compensation of the Company's Chief Executive Officer and each of the four other most highly compensated executive officers of the Company (such executive officers are sometimes collectively referred to herein as the "Named Executive Officers"). The information in this table is presented for the three years ended December 31, 1997.

                                                                           LONG-TERM
                                  ANNUAL COMPENSATION                 COMPENSATION AWARDS
                       ------------------------------------------- --------------------------
                                                                                  SECURITIES
                                                      OTHER ANNUAL  RESTRICTED    UNDERLYING   ALL OTHER
      NAME AND                                        COMPENSATION STOCK AWARDS  OPTIONS/SARS COMPENSATION
 PRINCIPAL POSITION    YEAR SALARY ($)   BONUS ($)(2)  ($)(3)(4)       ($)           (#)          ($)
 ------------------    ---- ----------   ------------ ------------ ------------  ------------ ------------
Sunil Wadhwani         1997  300,000       158,473       20,334           --            --           --
 Co-Chairman and Chief 1996  168,000(1)         --       21,050           --            --           --
 Executive Officer     1995  108,102(1)         --           --           --            --           --

Ashok Trivedi          1997  300,000       158,473       20,306           --            --           --
 Co-Chairman           1996  168,000(1)         --       20,963           --            --           --
 and President         1995  108,102(1)         --           --           --            --           --

Steven Shangold        1997  150,000       186,365           --           --            --           --
 Vice President--U.S.  1996  126,667        74,265           --      819,000(5)     25,000      819,000(5)
 Sales
 and Marketing         1995   68,333       170,003           --           --            --           --

Lisa Kustra            1997   80,000       170,240           --           --            --           --
 Vice President--      1996   70,000        61,484           --           --        52,000           --
 Enterprise
 Package Solutions     1995   40,000       142,713           --           --            --           --
 Division

Ajmal Noorani          1997  150,000        73,672           --           --            --           --
 Vice President--      1996   64,615        10,000           --           --        62,000           --
 International         1995       --            --           --           --            --           --
 Operations

--------
(1) During 1995 and 1996 (prior to the initial public offering), Messrs. Wadhwani and Trivedi received Subchapter S distributions as shareholders of the Company. Following the initial public offering this practice was terminated.

(2) Bonuses were paid in 1995, 1996 and 1997 for performance in 1994, 1995 and 1996, respectively. The 1995 bonus amount shown for Mr. Shangold includes sales commissions of $24,944. The 1995 and 1996 bonus amounts for Ms. Kustra include sales commissions of $142,713 and $27,967, respectively.

(3) In accordance with the rules of the Securities and Exchange Commission, other compensation in the form of perquisites and other personal benefits has been omitted when such perquisites and other personal benefits constituted less than 10% of the total annual salary and bonus for each of the named executive officers for such year.

(4) During 1995, 1996 and 1997, the Company leased automobiles for Messrs. Wadhwani and Trivedi. The incremental costs to the Company in 1996 and 1997 for the automobiles leased was $21,050 and $20,334, respectively for Mr. Wadhwani and $20,963 and $20,306, respectively for Mr. Trivedi.

(5) As compensation for past services, the Company paid Mr. Shangold an amount equal to the value of 109,200 shares of Common Stock at the initial public offering price of $15 per share. One-half of this payment was made in cash, at Mr. Shangold's election. The remaining half of this obligation was satisfied through the issuance of 54,600 shares of restricted Common Stock. In December 1997, Mr. Shangold sold 25,000 shares of the restricted stock under the above agreement. The aggregate value of the 29,600 remaining shares of restricted stock which vests on June 30, 1998 was $939,800 at December 31, 1997.

                           OPTION GRANTS DURING 1997

  The Company did not grant options to purchase Common Stock to the Named Executive Officers during 1997.

            OPTION EXERCISES DURING 1997 AND YEAR END OPTION VALUES

  The following table sets forth the aggregate dollar value of all options exercised and the total number of unexercised options held, on December 31, 1997, by each of the Named Executive Officers:

                                                        NUMBER OF SECURITIES       VALUE OF IN-THE-MONEY
                                                       UNDERLYING OPTIONS/SARS          OPTIONS/SARS
                                                       AT FISCAL YEAR END (#)      AT FISCAL YEAR END ($)
                         SHARES ACQUIRED    VALUE     ------------------------- ----------------------------
EXECUTIVE OFFICER        ON EXERCISE (#) REALIZED ($) EXERCISABLE/UNEXERCISABLE EXERCISABLE/UNEXERCISABLE(1)
-----------------        --------------- ------------ ------------------------- ----------------------------
Sunil Wadhwani..........         --              --                 --/--                        --/--
Ashok Trivedi...........         --              --                 --/--                        --/--
Steven Shangold.........     25,000        $756,250             --/25,000                  --/$418,750
Lisa Kustra.............     12,000        $183,000         10,000/30,000            $167,500/$502,500
Ajmal Noorani...........     20,000        $305,000          2,000/40,000            $ 33,500/$670,000

--------
(1) The closing price for the Company's Common Stock as reported by THE NASDAQ NATIONAL MARKET tier of THE NASDAQ STOCK MARKET on December 31, 1997 was $31.75. Value is calculated on the basis of the difference between the option exercise price and $31.75, multiplied by the number of shares of Common Stock underlying the option.

               COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT

  Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's directors and executive officers, and persons who own more than 10 percent of a registered class of the Company's equity securities, to file reports of ownership and change in ownership with the Securities and Exchange Commission and Nasdaq. Directors, executive officers and other 10 percent shareholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) reports that they file.

  Based solely on its review of the copies of such reports, and written representations from the reporting persons, the Company believes that during 1997, all filing requirements under Section 16(a) applicable to its directors and executive officers were met.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  Prior to March of 1997, Messrs. Wadhwani and Trivedi, the Company's Co-Chairman and Chief Executive Officer and the Company's Co-Chairman and President, respectively, had responsibility for all decisions with respect to executive officer compensation. In March of 1997 the Compensation Committee was formed and consists of Messrs. Garrett, Berty and Trivedi. Mr. Trivedi is the Company's Co-Chairman and President.

  REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS ON EXECUTIVE
                                 COMPENSATION

INTRODUCTION

  The following report of the Compensation Committee of the Board of Directors of the Company shall not be deemed incorporated by reference by any general statement incorporating this proxy statement by reference into any filing under the Securities Act of 1933, as amended (the "Securities Act"), or under the Exchange Act, and shall not be deemed filed under either of the Securities Act or the Exchange Act except to the extent that the Company specifically incorporates this information by reference.

  Effective March 1997, the Board established the current Compensation Committee, a majority of the members of which are non-employee directors as defined under Rule 16b-3(b)(3)(i) of the Exchange Act. The Compensation Committee is responsible for reviewing and approving matters involving the compensation of directors and executive officers of the Company, periodically reviewing management development plans and making recommendations to the full Board on these matters as well as matters involving the Company's 1996 Incentive Stock Plan. The Compensation Committee met twice during fiscal 1997 to carry out the aforementioned duties.

CO-CHAIRMAN COMPENSATION

  The key components of executive officer compensation are salary, bonus and stock option awards. Each of Messrs. Wadhwani and Trivedi is party to a two-year employment agreement (collectively the "Executive Employment Agreements") that were negotiated at arms-length and entered into prior to the Company's initial public offering but did not become effective until the offering was consummated. Each of the Executive Employment Agreements automatically extends for one month at the end of each month unless either party gives notice of their intention to terminate the agreement at the end of the term. Each Executive Employment Agreement provides for a base salary of $300,000 (subject to increase by the Board of Directors) and the right to receive discretionary performance bonuses of not less than $200,000 upon approval by the Board of Directors and payable no later than April 15 of each calendar year.

COMPENSATION PHILOSOPHY

  The members of the Compensation Committee hold primary responsibility for determining the remaining executive officer compensation levels. The Compensation Committee has adopted a compensation philosophy intended to align compensation with the Company's overall business strategy. The philosophy guiding the executive compensation program is designed to link executive compensation and shareholder value in order to attract, retain and motivate high quality employees capable of maximizing shareholder value. The goals of the program are:

  . To compensate executive employees in a manner that aligns the employees' interests with the interests of the shareholders;

  .  To reward executives for successful long-term strategic management;

  .  To recognize outstanding performance; and

  .  To attract and retain highly qualified and motivated executives.

  The strategy established by the Compensation Committee with respect to executive compensation includes maintaining base salaries for executives and providing bonuses which, when combined with base salary amounts, give the Company's executives the potential to the earn in excess of competitive industry compensation if certain subjective and objective performance goals for the Company are achieved. The Compensation Committee intends to continue to grant, or recommend to the Board of Directors that it approve the granting of stock options to the Company's executives and other key employees at current market value, which options have no monetary value to the executives unless and until the market price of the Company's Common Stock increases. The mix of base salary, bonuses and stock option awards reflects the Compensation Committee's intention to link executive compensation to the Company's operational performance and the price of its Common Stock. The Compensation Committee anticipates that bonus payments and option grants made during 1998 and thereafter will be based on a subjective analysis of various performance criteria and will not directly be tied to any one factor.

1996 STOCK INCENTIVE PLAN

  The Company's long term incentives are in the form of stock options, stock appreciation rights ("SARs"), restricted or unrestricted stock awards and performance share awards to directors, executives and other key employees and consultants under the 1996 Stock Incentive Plan (the "1996 Plan") adopted by the Board of Directors prior to the Company's initial public offering. The objective of these awards is to advance the longer term interests of the Company and its shareholders and complement incentives tied to annual performance. These awards provide rewards to directors, executives and other key employees and consultants upon the creation of incremental shareholder value and attainment of long-term earnings goals. Stock incentive awards under the 1996 Plan produce value to participants only if the price of the Company's stock appreciates, thereby directly linking the interests of the participants with those of the shareholders. Subject to the provisions of the 1996 Plan, the Plan Administrator (which may be either the full Board of Directors or a committee thereof including members of the Compensation Committee) in its discretion, selects the recipients of awards and the number of shares or options granted thereunder and determines other matters such as (i) vesting schedules, (ii) the exercise price of options, (iii) the duration of awards and (iv) the price of SARs.

DEDUCTIBILITY OF EXECUTIVE COMPENSATION EXPENSES

  In general, under Section 162(m) of the Internal Revenue Code of 1986, as amended, the Company cannot deduct, for federal income tax purposes, compensation in excess of $1,000,000, paid to any Named Executive Officer, except to the extent such excess constitutes performance-based compensation. The policy of the Company is to qualify future compensation arrangements to ensure deductibility, except in those limited cases where shareholder value is maximized by an alternative approach.

                                          Respectively submitted,
                                          The Compensation Committee

                                          Ashok Trivedi
                                          J. Gordon Garrett
                                          Michel Berty

EMPLOYMENT AGREEMENTS

  The Company has entered into substantially identical employment contracts with Messrs. Wadhwani and Trivedi, pursuant to which each of them serves as an executive officer of the Company at an annual base salary of not less than $300,000, plus an annual bonus of not less than $200,000 if performance goals to be established by the Compensation Committee of the Board of Directors are met. The agreements have a term of 24 months and automatically extend for one month at the end of each month unless either party gives notice of their intention to terminate the agreement at the end of the term. The agreements provide that upon termination of employment by the Company other than for cause (as defined in the agreements) or death, disability or retirement, the Company shall pay the officer a lump sum amount equal to the amount the executive would have been paid, based upon his base salary at the time of termination, if such executive had remained an employee for the full term of his contract, plus shares of Common Stock having a value equal to the value of the executive's vested stock options and stock appreciation rights. In such event, the Company will also provide health insurance for the executive for the remainder of his life at the level in effect for other executives prior to his termination for the remainder of the term. In the event the executive is terminated due to a disability, the Company will continue to pay for three years the executive's salary and an amount equal to his bonus in the year prior to his termination, reduced by any amounts paid to the executive under the Company's disability plan. Under the agreements, the Company agrees to indemnify the executive to the full extent not prohibited by law for liabilities he incurs in his capacity as a director, officer or controlling person of the Company. Under the agreements, the executives agree to a noncompetition covenant during the term of the agreement and for one year after the termination of their employment for cause and to nonsolicitation and nondisclosure covenants during the term of the agreement and for one year after the termination of their employment for any reason.

  The other Named Executive Officers are parties to employment agreements which outline their responsibilities and provide generally for base salary plus annual incentive bonuses. These Named Executive Officers are "at-will" employees of the Company and can be terminated by the Company with or without cause, or they may resign. Under the agreements, the Named Executive Officers are entitled to three months' salary continuation if they are terminated by the Company without cause generally, and to six months' salary continuation if they are terminated by the Company without cause during the 90 days following the sale of the Company to a third party. The employment agreements also contain confidentiality provisions and noncompetition and nonsolicitation covenants.

                            STOCK PERFORMANCE CHART

  The following graph compares the weekly percentage change in the cumulative shareholder return on the Company's Common Stock during the year ended December 31, 1997 with the cumulative short-term return on (i) the Standard and Poor's 500 Composite Index ("S & P 500") and (ii) a peer group index* selected by the Company's management which includes seven public companies within the Company's industry. The comparison assumes $100 was invested on December 16, 1996 in the Company's stock and in each of the foregoing indices and assumes reinvestment of dividends.


                             [GRAPH APPEARS HERE]

                   COMPARISON OF FIVE YEAR CUMULATIVE RETURN
               AMONG MASTECH, S&P 500 INDEX AND PEER GROUP INDEX

               Mastech Corporation       S&P 500        Peer Group
               -------------------       -------        ----------
12/16/96             100                  100             100
 4/30/97              97.5                 87.27          106.94
 8/31/97             176.67               116.4           127.27
12/31/97             212.5                111.49          151.74


  The Common Stock is currently traded on the NASDAQ NATIONAL MARKET tier of THE NASDAQ STOCK MARKET under the SYMBOL "MAST".
--------
* The peer group index reflects the stock performance of the following information technology companies: Cambridge Technology Partners, Inc., CIBER, Inc., Computer Horizons Corp., Computer Management Sciences, Inc., Keane, Inc., Technology Solutions Company and Whittman-Hart, Inc.

                      CERTAIN RELATED PARTY TRANSACTIONS

  As an S corporation, the net income of the Company was attributed, for federal (and some state) income tax purposes, directly to the Company's shareholders rather than to the Company. During 1996 and 1997, the Company had from time to time paid the corresponding income taxes due on these amounts on behalf of the controlling shareholders in the form of interest-free advances which were later repaid. The highest aggregate amount of advances outstanding to one of the controlling shareholders and his Qualified Subchapter S Trust during 1997 was approximately $96,000. The highest aggregate amount of advances outstanding to the other controlling shareholder and his Qualified Subchapter S Trust during 1997 was approximately $158,000.

  Mascot Systems, a wholly owned subsidiary of the Company, leases from the controlling shareholders the office space for the offshore software development facilities in Bangalore, India. The acquisition of the real estate and the construction of this office building (but not the buildout of the office space) was financed entirely by Messrs. Wadhwani and Trivedi out of personal funds. Specifically, Mascot Systems leases approximately 4,200 square feet of office space on one floor of an office building located in Bangalore which floor is owned by Messrs. Wadhwani and Trivedi. The lease has a one-year term expiring in March 1998, and the rent is approximately $7,000 per year. Mascot Systems also leases a 30,000-square-foot office building located in Bangalore from Messrs. Wadhwani and Trivedi. This lease has a five-year term expiring in October 2001, and the annual rent is approximately $110,000 per year. The offshore software development facilities located in Pune and Madras, India are scheduled to be operational sometime during the second quarter of 1998. Mascot Systems expects to enter into two additional leases with Messrs. Wadhwani and Trivedi for these facilities. The facility in Pune is a 35,000-square-foot office building, and the facility in Madras is a 65,000-square-foot office building.

  Scott Systems, a wholly owned subsidiary of the Company, leases, for its training facilities, approximately 2,100 square feet of office space on one floor of an office building located in Mumbai (Bombay, India). The leased space is divided into five separately owned suites owned individually by Messrs. Wadhwani and Trivedi. The leases have a one-year term expiring in April 1998, and the aggregate rent is $20,000 per year. Scott Systems also leases further office space of approximately 900 square feet on another floor in the same office building which is owned by Messrs. Wadhwani and Trivedi. The lease has a one-year term expiring in October 1998, and the rent is $6,000 per year. Scott Systems also leases a portion of the Pune facility from Messrs. Wadhwani and Trivedi. This lease covers 7,500 square feet and has a three year term expiring in September 2000. The rent is $26,000 per year.

                                  PROPOSAL 2
              APPROVAL OF AMENDMENT TO 1996 INCENTIVE STOCK PLAN

                    AMENDMENT TO 1996 STOCK INCENTIVE PLAN

  In March 1998, the Board of Directors approved an amendment of the 1996 Plan (the "Amendment") to automatically adjust the shares covered by the 1996 Plan. Under the Amendment, the number of shares available for issuance under the 1996 Plan will be 10% of the outstanding shares of the Company on each December 31 beginning on December 31, 1997, less the largest number of shares outstanding on any previous December 31; provided, however, that the foregoing formula should never result in a decrease in the maximum number of shares available under the 1996 Plan. The first increase will take effect immediately upon approval of the Amendment by the shareholders and thereafter, on each successive December 31. The Amendment is set forth in Exhibit A to this Proxy Statement.

  The Board of Directors believes that the Amendment will benefit the Company by increasing the number of options available for grant, thereby providing the Board of Directors and management with the ability to grant additional stock awards to attract, retain and incentivise key personnel.

    VOTES REQUIRED

  The amendment is being submitted to the shareholders of the Company in compliance with certain rules of the Nasdaq Stock Market. The affirmative vote of a majority of the shares of the Company's Common Stock present or represented and entitled to vote at the Annual Meeting is required for the approval of the amendment to the 1996 Plan. If the shareholders do not approve the proposal, then the 1996 Plan will continue in effect in accordance with its existing provisions.

         SUMMARY OF THE MASTECH CORPORATION 1996 STOCK INCENTIVE PLAN

  Summary. All share numbers referred to herein reflect the Company's two-for-one stock split in April 1998.

  The primary purposes of the 1996 Plan are to promote the long-term success of the Company and its shareholders by strengthening the Company's ability to attract and retain highly competent directors, employees and consultants and to provide a means to encourage stock ownership and proprietary interest in the Company. Grants of awards under the 1996 Plan are consistent with the Company's goal of providing total employee compensation that is competitive in the marketplace, recognizing meaningful differences in individual performance, fostering teamwork and offering the opportunity to earn above-average rewards when merited by individual and Company performance.

  Directors, officers, employees and consultants of the Company and its subsidiaries who, in the opinion of the Plan Administrator, are mainly responsible for the continued growth and development and future financial success of the Company shall be eligible to participate in the Plan. A total of 4,320,000 shares of Common Stock (or 4,733,895 shares, if the proposed Amendment is approved by the shareholders), subject to adjustment, are authorized for issuance under the 1996 Plan. As of April 10, 1998, options to purchase 3,103,900 shares of Common Stock have been granted under the 1996 Plan. The aggregate number of shares of Common Stock that may be covered by stock option awards granted to any single individual under the 1996 Plan may not exceed 400,000 shares per calendar year.

  Under the 1996 Plan, participants may receive stock options, SARs, stock awards and performance share awards, as discussed in greater detail below. The Plan Administrator will determine the type or types of awards to be made to each participant. Awards may be granted singly, in combination or in tandem. "Fair Market Value" for all awards granted under the 1996 Plan is defined generally as the closing price of a share of Common Stock as reported or the Nasdaq National Market.

  Administration of the 1996 Plan. The 1996 Plan is administered by the Plan Administrator, which has full and exclusive power to administer and interpret the 1996 Plan and its provisions. This power includes, but is not limited to, selecting award recipients, establishing all award terms and conditions, adopting procedures and regulations governing awards and making all other determinations necessary or advisable for the administration of the 1996 Plan. All decisions made by the Plan Administrator are final and binding on all persons affected by such decisions.

  Stock Options. A stock option represents a right to purchase a specified number of shares of Common Stock during a specified period as determined by the Plan Administrator. The purchase price per share for each stock option shall be determined by the Plan Administrator; provided, however, that such price shall not, in the case of an Incentive Stock Option ("ISO"), be less than 100% of the Fair Market Value of a share of Common Stock on the date of grant, subject to certain exceptions. A stock option may be in the form an ISO which complies with Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), or a non-qualified stock option. The shares covered by a stock option may be purchased by (1) cash payment, (2) tendering shares of Common Stock, (3) third-party cash-less exercise transactions or (4) any combination of these methods. The term of any ISO shall not exceed ten years from the date of grant.

  SARs. A SAR generally represents a right to receive payment, in cash and/or shares of Common Stock, equal to the excess of the Fair Market Value of a specified number of shares of Common Stock on the date the SAR is exercised over the Fair Market Value of such shares on the date the SAR was granted, as set forth in the applicable award agreement.

  Stock Awards. The Plan Administrator may, in its sole discretion, grant or sell a Stock Award to any officer, employee or consultant of the Company or its subsidiaries, pursuant to which such individual may receive shares of Common Stock free of any vesting restrictions. Stock Awards, may be granted or sold in respect of past services or other valid consideration, or in lieu of any cash compensation due to such individual.

  Performance Share Awards. Independent of or in connection with the granting of any other award under the 1996 Plan, the Plan Administrator may, in its sole discretion, grant Performance Share Awards to any officer, employee or consultant of the Company or its subsidiaries. A Performance Share Award is an award entitling the recipient to acquire shares of Common Stock upon the attainment of specialized performance goals, which shall be determined by the Plan Administrator.

  Restricted Stock. Restricted Stock Awards entitle the participant to acquire shares subject to such restrictions, conditions and vesting schedules as the Plan Administrator may determine.

  In the event of a stock dividend, stock split or other change affecting the shares or share price of Common Stock, adjustments shall be made with respect to (1) the aggregate number of shares of Common Stock that may be issued under the 1996 Plan, (2) each outstanding award made under the 1996 Plan, and (3) the exercise price per share for any outstanding stock options, SARs or similar awards under the 1996 Plan.

 Tax Withholding.

  Whenever shares are to be issued or cash is to be paid under the 1996 Plan, the Company shall have the right to require the participant to remit to the Company an amount sufficient to satisfy federal, state and local tax withholding requirements. Such withholding requirements may be paid (i) in cash; (ii) in the discretion of the Plan Administrator, through the delivery to the Company of previously-owned shares of Common Stock having an aggregate Fair Market Value equal to the tax obligation provided that the previously owned shares delivered in satisfaction of the withholding obligations must have been held by the participant for at least six (6) months; or (iii) in the discretion of the Plan Administrator, through a combination of the procedures set forth in subsections (i) and (ii) above.

  Federal Income Tax Consequences. In general, under the Code as presently in effect, a participant will not be deemed to receive any income for federal income tax purposes at the time an option or SAR is granted or a restricted stock award or other non-vested share award is made, nor will the Company be entitled to a tax deduction at that time. A participant will recognize ordinary income and the Company will be entitled to a corresponding tax deduction at the time a stock award is granted. When any part of an option or SAR is exercised, when restrictions on restricted stock lapse (or performance goals are attained for performance share awards) or when an unrestricted stock award is made, the federal income tax consequences may be summarized as follows:

1. In the case of an exercise of a non-qualified stock option or an SAR, the participant will recognize ordinary income in an amount equal to the difference between the option price and the Fair Market Value of the Common Stock on the exercise date.

2. In the case of performance share awards or restricted stock awards, the immediate federal income tax effect for the recipient will depend on the nature of the restrictions. Generally, the value of the Common Stock will not be taxable to the recipient as ordinary income until the year in which his or her interest in the stock is freely transferable or is no longer subject to a substantial risk of forfeiture. However, the recipient may elect to recognize income when the stock is received, rather than when his or her interest in the stock is freely transferable or is no longer subject to a substantial risk of forfeiture. If the recipient makes this election, the amount taxed to the recipient as ordinary income is determined as of the date of receipt of the restricted stock. Unrestricted stock awards will generally be taxable as ordinary income to the recipient upon receipt.

3. In the case of an ISO, there is no tax liability at the time of exercise. However, the excess of the Fair Market Value of the Common Stock on the exercise date over the option price is included in the participant's income for purposes of the alternative minimum tax. If no disposition of the ISO stock is made before the later of one year from the date of exercise or two years from the date the ISO is granted, the participant will realize a long-term capital gain or loss upon a sale of the stock; if the stock is not held for the required period, ordinary income tax treatment will generally apply to the amount of any gain at sale or exercise, whichever is less, and the balance of any gain or loss will be treated as capital gain or loss (long-term or short-term, depending on whether the shares have been held for more than one year).

4. Upon the exercise of a non-qualified stock option or SAR, or the vesting of a performance share award or a restricted stock award, and the recognition of income upon the vesting of a performance share award or a restricted stock award, the Company will generally be allowed an income tax deduction equal to the ordinary income recognized by the employee. The Company does not receive an income tax deduction as a result of the exercise of an ISO, provided that the ISO stock is held for the required period as described above. If the ISO is not held for such required period and ordinary income tax treatment is applied to the amount of any gain at sale or exercise by the recipient, the Company will generally receive an income tax deduction for a corresponding amount.

  The foregoing is only a summary of the effect of federal income taxation upon award recipients and the Company with respect to the grant and exercise of awards under the 1996 plan. It does not purport to be complete, and does not discuss the tax consequences of the employee's death or the provisions of the income tax laws of any municipality, state or foreign country in which the employee may reside.

  Because executive officers (who may also be members of the Board) are eligible to receive awards under the Plan, each of them has a personal interest in the approval of these amendments.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE AMENDMENT. PROXIES RECEIVED BY THE COMPANY WILL BE VOTED IN FAVOR OF APPROVAL OF THE AMENDMENT UNLESS A CONTRARY CHOICE IS INDICATED.

                                 OTHER MATTERS

  The Board of Directors does not know of any other matters which may come before the meeting. However, if any other matters are properly presented to the meeting, it is the intention of the persons named in the accompanying proxy to vote, or otherwise act, in accordance with their judgment on such matters.

  All costs of solicitation of proxies will be borne by the Company. In addition to solicitations by mail, the Company's directors, officers and regular employees, without additional remuneration, may solicit proxies by telephone, telegraph and personal interviews. Brokers, custodians and fiduciaries will be requested to forward proxy soliciting material to the owners of stock held in their names, and the Company will reimburse them for reasonable out-of-pocket expenses in connection with the distribution of proxy solicitation material.

  A COPY OF THE COMPANY'S ANNUAL REPORT TO SHAREHOLDERS FOR THE YEAR ENDED DECEMBER 31, 1997 IS BEING FURNISHED WITH THIS PROXY STATEMENT. THE COMPANY WILL, UPON WRITTEN REQUEST OF ANY SHAREHOLDER, FURNISH WITHOUT CHARGE A COPY OF ITS ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1997, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, WITHOUT EXHIBITS. PLEASE ADDRESS ALL SUCH REQUESTS TO THE COMPANY, ATTENTION OF JEFFREY MCCANDLESS, VICE PRESIDENT--FINANCE, 1004 MCKEE ROAD, OAKDALE, PENNSYLVANIA 15071. EXHIBITS WILL BE PROVIDED UPON REQUEST AND PAYMENT OF AN APPROPRIATE PROCESSING FEE.

               DEADLINE FOR SUBMISSION OF SHAREHOLDER PROPOSALS

  Proposals of shareholders intended to be presented at the 1999 Annual Meeting of Shareholders must be received by the Company at its principal office in Oakdale, Pennsylvania not later than January 1, 1999 for inclusion in the Proxy Statement for that meeting.

April 30, 1998

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, YOU ARE URGED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE. YOUR PROMPT RESPONSE WILL GREATLY FACILITATE ARRANGEMENTS FOR THE MEETING. WE APPRECIATE YOUR COOPERATION.

                                   EXHIBIT A

                 MASTECH CORPORATION 1996 STOCK INCENTIVE PLAN

                               AMENDMENT TO PLAN

Section 5 of the 1996 Plan (Shares Subject to the Plan) shall be replaced by the following paragraph:

  The number of shares of Stock which may be issued pursuant to the Plan shall be 10% of the total of (i) the number of Shares outstanding on each December 31, beginning on December 31, 1997, less (ii) the largest number of Shares outstanding on any previous December 31; provided, however, that the foregoing formula shall never result in a decrease in the maximum number of shares available under this Plan. For purposes of the foregoing limitation, the shares of Stock underlying any Awards which are forfeited, canceled, reacquired by the Company, satisfied without the issuance of Stock or otherwise terminated (other than by exercise) shall be added back to the number of shares of Stock available for issuance under the Plan. Notwithstanding the foregoing, on and after the date that the Plan is subject to Section 162(m) of the Code, Stock Options with respect to no more than 400,000 shares of Stock may be granted to any one individual participant during any one calendar year period. To the extent that an SAR is granted in conjunction with an Option, the shares covered by such SAR and Option shall be counted only once. Common Stock to be issued under the Plan may be either authorized and unissued shares or shares held in treasury by the Company.

                              MASTECH CORPORATION
          This Proxy is Solicited on Behalf of the Board of Directors


     The undersigned hereby appoints Sunil Wadhwani and Ashok Trivedi and each of them Proxies with power to appoint a substitute and hereby authorizes them to represent and to vote all shares of Common Stock of Mastech Corporation (the "Company") held of record by the undersigned on March 27, 1998 at the Annual Meeting of Shareholders of the Company to be held on June 1, 1998 and at any adjournments thereof, and to vote as directed on the reverse side of this form and, in their discretion, upon such other matters not specified as may properly come before said meeting.

             (Important -- To Be Signed and Dated on Reverse Side)

1.   Proposal 1 -
     Election of Directors
     Nominees:  Ashok Trivedi and Ed Yourdon

     [_] FOR all nominees listed above (except as marked to the contrary below)

     [_]  WITHHELD from the following nominee(s):
                                                  -----------------------------

The Board of Directors recommends a vote FOR Proposal 1

2.  Proposal 2 -

     Approval of an amendment to the Company's 1996 Incentive Stock Plan (the "1996 Plan") which will increase the number of shares of common stock the Company is authorized to issue under the 1996 Plan.

     [_]  FOR      [_]  AGAINST      [_]  ABSTAIN

The Board of Directors recommends a vote FOR Proposal 2

     THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED, FOR THE ELECTION OF DIRECTORS, FOR THE AMENDMENT TO THE 1996 PLAN, AND IN THEIR DISCRETION THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY POSTPONEMENT OR ADJOURNMENT THEREOF.

The undersigned hereby acknowledges receipt of the notice of Annual Meeting and Proxy Statement.
                              PLEASE SIGN, DATE AND RETURN YOUR PROXY PROMPTLY IN THE ENCLOSED ENVELOPE. NO POSTAGE REQUIRED IF MAILED IN THE UNITED STATES.

                              NOTE: Please sign name(s) exactly as printed hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.


                              ----------------------------------------------
                                                  Signature

                              ----------------------------------------------
                                                     Date